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EXHIBIT 11


      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
             For the six-months ended June 30, 1998 and 1997


(in thousands, except per     Income        Shares     Per Share
 share amounts)             (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 29,566          28,923        $   1.02
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              522
8.75% convertible
 subordinated debentures         196             963
Stock Options                   (741)            662
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 29,021          31,070        $   0.93
                              ======          ======            ====
------------------------------------------------------------------------
1997
----
Basic EPS
Net Income available
 to common stockholders     $ 33,804          28,893        $   1.17
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              405
8.75% convertible
 subordinated debentures         198             973
Stock Options                     44             544
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 34,046          30,815        $   1.10
                              ======          ======            ====
                                    -1-

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      SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
             For the quarter ended June 30,1998 and 1997


(in thousands, except per     Income        Shares     Per Share
 share amounts)             (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------
1998
----
Basic EPS
Net Income available
 to common stockholders     $ 13,610          28,890        $   0.47
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              550
8.75% convertible
 subordinated debentures          98             962
Stock Options                   (169)            618
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 13,539          31,020        $   0.44
                              ======          ======            ====
------------------------------------------------------------------------
1997
----
Basic EPS
Net Income available
 to common stockholders     $ 17,103          28,919        $   0.59
                                                                ====
Effect of Dilutive Securities
Restricted stock                  -              419
8.75% convertible
 subordinated debentures          98             971
Stock Options                    120             574
                              ------          ------
Diluted EPS
Income available to common
 stockholders + assumed
 conversions                $ 17,321          30,883        $   0.56
                              ======          ======            ====

                                      -2-